Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181487) pertaining to the Roundy’s, Inc. 2012 Incentive Compensation Plan of our report dated March 22, 2013, with respect to the consolidated financial statements and schedule of Roundy’s, Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2012.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 22, 2013